UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 16, 2015

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd

Milpitas, California 95035

(Address of principal executive offices)

(408) 262-9003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Sigma Designs, Inc. (the “Company”) completed its initial phase of a comprehensive review of the Company’s executive officer compensation policies and programs. This review consisted, among other things, of a review of the Company’s executive officer compensation philosophy, pay practices, the implementation of an executive incentive compensation plan, a review of market comparable data and the use of an independent compensation consultant.

In connection with this review, the Committee approved the following changes to the Company’s executive officers’ annual base salaries:

●	For the Company’s Chief Executive Officer, annual base salary is changed from $364,500 to $375,400, a three percent increase;

●	For the Company’s Chief Financial Officer, annual base salary is changed from $275,000 to $283,300, a three percent increase; and

●

For the Company’s Senior Vice President of Worldwide Sales and Business Development, annual base salary is changed from $187,200 to $279,200, a 49% increase. This change in annual base salary was a result of the Committee’s decision to shift a significant amount of variable compensation previously based on sales commissions into base salary and to shift the Senior Vice President of Worldwide Sales and Business Development’s sales commission incentive structure to an executive cash incentive bonus program (discussed in more detail below). As a result of these changes, the aggregate increase in total cash compensation is expected to be less than three percent compared to the prior fiscal year.

The Committee also approved a Fiscal 2016 Executive Officer Bonus Plan (the “Bonus Plan”), in which each of the Company’s executive officers is eligible to participate. The material terms of the Bonus Plan are as follows:

●

Annual bonuses are earned and paid based on achievement against annual goals. The specific annual goals have not yet been determined, but these targets will be designed to implement a pay-for-performance culture at the Company. The Committee expects to approve the performance targets prior to the end of the first fiscal quarter.

●	Executive officers will be eligible to earn cash bonuses upon the attainment of both financial and operational performance objectives.

●	Payouts under the Bonus Plan will be based on the level of attainment of the specified objectives.

●	For the Company’s Chief Executive Officer, the total target cash bonus amount is 75% of base salary, or $281,550.

●	For the Company’s Chief Financial Officer, the total target bonus amount is 45% of base salary, or $127,485.

●	For the Company’s Senior Vice President of Worldwide Sales and Business Development, the total target bonus amount is 45%, or $125,640.

The Committee determined that the Company should target between the 25th percentile and the 50th percentile of the Company’s peer group in establishing total direct compensation (total cash and equity compensation) for its executive officers. As a result of the changes described above, the Committee determined that executive compensation would be set at approximately its targeted objective.

The Company did not have an executive officer bonus incentive plan for fiscal 2015. The Committee determined it would review discretionary bonus awards for executive officers based on performance in fiscal 2015 upon the finalization of the Company’s financial statements for fiscal 2015. The Committee also determined to include equity incentive awards in executive officer compensation, but determined to defer approval of any such awards until later this year.

The Committee also reviewed the change in control and severance arrangements currently in place with executive officers and approved the following changes:

●

For the Company’s Chief Executive Officer, the Company will pay 12 months of base salary and benefits if terminated under specific circumstances prior to a change in control. If the Company’s Chief Executive Officer is terminated under specified circumstance within 18 months following a change in control, then the Chief Executive Office will be paid severance equal to 18 months of his base salary and benefits, and will have all outstanding equity awards vest in full.

●

For the Company’s Chief Financial Officer and its Senior Vice President of Worldwide Sales and Business Development, the Company will pay 6 months of base salary and benefits if terminated under specific circumstances prior to a change in control. If the officer is terminated under specified circumstance within 18 months following a change in control, then such officer will be paid severance equal to 12 months of his base salary and benefits, and will have all outstanding equity awards vest in full.

●	The Committee intends to amend current agreements in place with executive officers to reflect the revised terms described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2015		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)